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                                                                EXHIBIT 99.1

CONTACT:  Ralph J. Vaclavik
          President Casinos, Inc.
          St. Louis, Missouri 63102
          314-622-3018

                                            FOR IMMEDIATE RELEASE


                           PRESIDENT CASINOS, INC.

                         ENTERS INTO AGREEMENT WITH

                         PENN NATIONAL GAMING, INC.

ST. LOUIS, MISSOURI, August 10, 2004 -- President Casinos, Inc. (OTC:PREZQ.OB) today announced that the Company has entered into an agreement with Penn National Gaming, Inc. Under the terms of the agreement, the stock of its St. Louis subsidiary, President Riverboat Casino-Missouri, Inc., will be sold for approximately $28.0 million, subject to working capital adjustments. The agreement will be submitted to the United States Bankruptcy Court for the Eastern District of Missouri and will be subject to a potential overbid. Contingent upon licensing by the Missouri Gaming Commission, the closing is anticipated to occur in the Spring of 2005. It is anticipated that the operation will continue in St. Louis with the new owners.

Libra Securities, LLC acted as advisor to President Casinos, Inc. in this transaction.

President  Casinos,  Inc.  owns  and  operates  dockside   gaming
facilities  in  Biloxi,  Mississippi  and  downtown  St.   Louis,
Missouri, north of the Gateway Arch.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, lender cooperation, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects is included in the filings of the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2004 and Quarterly Report on Form 10-Q for the quarter ended May 31, 2004.

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